Exhibit 99.1

ADMA Biologics Announces Pricing of Public Offering for $50 Million of Common Stock

RAMSEY, N.J. and BOCA RATON, Fla., October 21, 2021 (GLOBE NEWSWIRE) -- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today priced its previously announced underwritten public offering of 50 million shares of its common stock at a public offering price of $1.00 per share, resulting in gross proceeds of approximately $50 million before deducting underwriting discounts and commissions and other estimated offering expenses.

The offering is expected to close on October 25, 2021, subject to the satisfaction of customary closing conditions.  The Company has also granted the underwriters a 30-day option to purchase up to 7.5 million additional shares of common stock at the public offering price before deducting underwriting discounts and commissions.

ADMA intends to use the net proceeds from this offering (i) to advance the commercial sales of its U.S. Food and Drug Administration (FDA)-approved products through the procurement of raw materials for the manufacturing of BIVIGAM® and ASCENIV™; (ii) to expand its plasma collection facility network; (iii) to scale up the manufacturing capacity of its Boca Raton facility and to make continuous improvements in order to adhere to current Good Manufacturing Practice (cGMP) compliance; (iv) to explore business development opportunities; and (v) for general corporate purposes and other capital expenditures.

Raymond James & Associates, Inc. and Cantor Fitzgerald & Co. are acting as joint book-running managers for the offering.

The securities described above are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-256643) previously filed with the Securities and Exchange Commission (“SEC”) and declared effective on August 3, 2021. A preliminary prospectus supplement relating to the offering was filed with the SEC on October 20, 2021 and is available on the SEC’s website at www.sec.gov. The final prospectus supplement relating to the offering will be filed with the SEC and will also be available on the SEC’s web site at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, or by telephone at (800) 248-8863, or e-mail at prospectus@raymondjames.com, or from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 4th Floor, New York, New York 10022 or by email at prospectus@cantor.com.

Before investing in the offering, you should read in their entirety the preliminary prospectus supplement and its accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in the prospectus supplement and its accompanying prospectus, which provide more information about the Company and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include statements about the offering and ADMA’s intended use of proceeds generated from the offering. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering and the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Director, Investor Relations and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com